                                                                Exhibit 10.25

                     UNSECURED LINE OF CREDIT LOAN AGREEMENT

                                   By and Between


                                BRE PROPERTIES, INC.,
                                    as Borrower,

                                        and

                             BANK OF AMERICA NATIONAL
                          TRUST AND SAVINGS ASSOCIATION,
                                     as Lender



                            Dated as of April 4, 1996

                                TABLE OF CONTENTS
                                -----------------
                                                                            PAGE
                                                                            ----
CERTAIN DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

1.   LINE OF CREDIT AMOUNT AND TERMS . . . . . . . . . . . . . . . . . . . .   5
     1.1  LINE OF CREDIT AMOUNT. . . . . . . . . . . . . . . . . . . . . . .   5
     1.2  AVAILABILITY PERIOD; MANDATORY PREPAYMENT. . . . . . . . . . . . .   6
     1.3  INTEREST RATE. . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     1.4  LOAN DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . . .   6

2.   FEES, EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     2.1  FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     2.2  EXPENSES AND COSTS . . . . . . . . . . . . . . . . . . . . . . . .   7

3.   DISBURSEMENTS, PAYMENTS AND COSTS . . . . . . . . . . . . . . . . . . .   8
     3.1  REQUESTS FOR CREDIT. . . . . . . . . . . . . . . . . . . . . . . .   8
     3.2  DISBURSEMENT AND PAYMENT RECORD. . . . . . . . . . . . . . . . . .   8
     3.3  AUTHORIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.4  BANKING DAYS . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

4.   CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     4.1  AUTHORIZATIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     4.2  GOVERNING DOCUMENTS; GOOD STANDING CERTIFICATES. . . . . . . . . .   9
     4.3  LOAN DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     4.4  PAYMENT OF FEES. . . . . . . . . . . . . . . . . . . . . . . . . .   9
     4.5  OTHER ITEMS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

5.   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . .   9
     5.1  ORGANIZATION OF THE BORROWER; GOOD STANDING. . . . . . . . . . . .   9
     5.2  AUTHORIZATION; ENFORCEABLE AGREEMENT . . . . . . . . . . . . . . .  10
     5.3  FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . .  10
     5.4  LAWSUITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     5.5  TITLE TO ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . .  11
     5.6  PERMITS, FRANCHISES. . . . . . . . . . . . . . . . . . . . . . . .  11
     5.7  INCOME TAX RETURNS . . . . . . . . . . . . . . . . . . . . . . . .  11
     5.8  ERISA PLANS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     5.9  OTHER OBLIGATIONS. . . . . . . . . . . . . . . . . . . . . . . . .  12
     5.10 EVENT OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . .  12
     5.11 STATUS AS A REIT . . . . . . . . . . . . . . . . . . . . . . . . .  12

6.   COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     6.1  USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . .  12
     6.2  FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . .  12
     6.3  OTHER INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . .  14
     6.4  FINANCIAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . . .  14
     6.5  TAXES AND OTHER LIABILITIES. . . . . . . . . . . . . . . . . . . .  16
     6.6  NOTICES TO THE BANK. . . . . . . . . . . . . . . . . . . . . . . .  16
     6.7  AUDITS; BOOKS AND RECORDS. . . . . . . . . . . . . . . . . . . . .  17
     6.8  COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . .  17
     6.9  PRESERVATION OF RIGHTS . . . . . . . . . . . . . . . . . . . . . .  17
     6.10 MAINTENANCE OF PROPERTIES. . . . . . . . . . . . . . . . . . . . .  17


                                      A-i


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                               TABLE OF CONTENTS
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                                  (continued)
                                                                            PAGE
                                                                            ----

     6.11 INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     6.12 ERISA PLANS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     6.13 ADDITIONAL NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . .  18
     6.14 CONTINUED STATUS AS A REIT; PROHIBITED TRANSACTIONS. . . . . . . .  18
     6.15 NYSE LISTED COMPANY. . . . . . . . . . . . . . . . . . . . . . . .  18
     6.16 CONDUCT OF BUSINESS. . . . . . . . . . . . . . . . . . . . . . . .  19
     6.17 COOPERATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

7.   COLLATERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

8.   DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     8.1  FAILURE TO PAY . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     8.2  FALSE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . .  19
     8.3  BANKRUPTCY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     8.4  RECEIVERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     8.5  LAWSUITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     8.6  JUDGMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     8.7  ERISA PLANS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     8.8  GOVERNMENT ACTION. . . . . . . . . . . . . . . . . . . . . . . . .  20
     8.9  MATERIAL ADVERSE CHANGE. . . . . . . . . . . . . . . . . . . . . .  20
     8.10 OTHER BREACH UNDER THIS AGREEMENT OR OTHER LOAN DOCUMENTS. . . . .  20
     8.11 CROSS-DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . .  21

9.   ENFORCING THIS AGREEMENT; MISCELLANEOUS . . . . . . . . . . . . . . . .  21
     9.1  REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     9.2  CALIFORNIA LAW . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     9.3  ARBITRATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     9.4  PRESENTMENT, DEMANDS AND NOTICE. . . . . . . . . . . . . . . . . .  22
     9.5  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . .  22
     9.6  ATTORNEYS' FEES. . . . . . . . . . . . . . . . . . . . . . . . . .  23
     9.7  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     9.8  SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . . . . . .  23
     9.9  NO THIRD PARTIES BENEFITED . . . . . . . . . . . . . . . . . . . .  23
     9.10 INTEGRATION; RELATION TO ANY LOAN COMMITMENT; HEADINGS . . . . . .  23
     9.11 INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     9.12 SEVERABILITY; WAIVERS; AMENDMENTS. . . . . . . . . . . . . . . . .  25
     9.13 COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

     EXHIBIT A - Borrowing Notice


                                      A-ii


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                                      A-iii

                          LINE OF CREDIT LOAN AGREEMENT
                                   (Unsecured)


          This line of credit loan agreement (the "Agreement"), dated as of April 4, 1996, is between BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank") and BRE PROPERTIES, INC., a Maryland corporation (the "Borrower").

          The Bank has agreed to provide this line of credit to the Borrower on the terms and conditions set forth herein. This line of credit is revolving and is unsecured.

                               CERTAIN DEFINITIONS

          The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined; other terms are defined elsewhere in the Agreement):

          "ACCOMMODATION OBLIGATIONS", as applied to any Person, means any Indebtedness or other Contractual Obligation or liability, contingent or otherwise, of another Person in respect of which that Person is liable, including, without limitation, any such indebtedness, obligation or liability directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including in respect of any partnership in which that Person is a general partner, Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

          "AFFILIATE" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

          "APPLICABLE MARGIN" means, as of any date of determination, (i) 1.25%, OR (ii) effective on the first day of the fiscal quarter following the Borrower's obtaining a Rating and giving written notice thereof to the Bank, the Applicable Margin set forth below opposite the then Rating (as hereinbelow determined) of the Borrower:

          Rating
          (S&P/MOODY'S)                 APPLICABLE MARGIN
          -------------                 -----------------
          A+/A1 or better                    0.75%
          A/A2                               0.95%
          A-/A3                              1.00%
          BBB+/Baal                          1.125%
          BBB or BBB-/Baa2 or Baa3           1.50%
          Below BBB-/below Baa3 or unrated   1.75%

As used herein, the term "Rating" shall mean the rating of the Borrower's senior long-term unsecured debt obligations, as determined by one or more Rating Agencies. If two Ratings are obtained by the Borrower, then the lower Rating shall control for purposes of determining the Applicable Margin; provided, however, that if the difference between the two Ratings is greater than two levels, then the Bank shall reasonably determine the average Applicable Margin between such two Ratings. If three or more Ratings are obtained by the Borrower, then the Bank shall reasonably determine the average Applicable Margin based upon the two highest of such Ratings. If the Borrower shall obtain a Rating from a Rating Agency other than Standard & Poor's Corporation or Moody's Investors Services, Inc., then the Bank shall reasonably determine the rating-level equivalents of such other Rating Agency for purposes of determining the Applicable Margin in accordance with the matrix above.

          "CLOSING DATE" means the date on or before April 10, 1996, on which all conditions precedent set forth in Section 4 are satisfied or waived by the Bank.

          "CONTRACTUAL OBLIGATION," as applied to any Person, means any provision of any securities issued by that Person or any indenture, mortgage, deed of trust, lease, contract, undertaking, document or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

          "CPA" means Ernst & Young, LLP, any other "big six" accounting firm or another firm of certified public accountants of national standing selected by the Borrower and acceptable to the Bank.

          "CURRENT VALUE METHOD" means, with respect to each Real Property as of any date, capitalization of the Net Operating Income for such Real Property for the four (4) most recent calendar quarters (or, if the Borrower has owned a Real Property for less than such time period, then the annualized Net Operating Income for such Real Property based on the period of ownership by the Borrower), as certified by the Borrower to the Bank, at an annual rate equal to (i) 9.5% for each Real Property improved with an apartment project, (ii) 10.0% for each Real Property improved with a shopping center or similar retail project, and
(iii) 10.5% for each Real Property improved with an industrial or other commercial project and for each Real Property (including apartment and retail projects) which is subject to a land lease by the Borrower. (All references in this Agreement to "apartment project" shall be understood to mean multi-family residential properties held for rental.)

          "DEBT SERVICE" means, for the most recent three (3) month period, Interest Expense for such period PLUS scheduled principal amortization (I.E., excluding any balloon payment due at maturity) for such period on all of the Borrower's Indebtedness.

          "EBITDA" means, for the most recent three (3) month period, the sum of
(i) the Borrower's net income as determined in accordance with GAAP, (ii) depreciation and amortization expense and other non-cash items deducted on the Borrower's financial statements in determining such net income, (iii) interest expense (as it appears on the Borrower's income statement in accordance with GAAP), and (iv) taxes imposed by any jurisdiction upon the Borrower's net income, absent the effect of extraordinary items or asset sales or write-ups or forgiveness of Indebtedness.

          "FUNDS FROM OPERATIONS" means, for any period, the Borrower's net income (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. (Adjustments for unconsolidated partnerships and joint ventures shall be calculated to reflect funds from operations on the same basis.)

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

          "INDEBTEDNESS", as applied to any Person (and without duplication), means (i) all indebtedness, obligations or other liabilities for borrowed money,
(ii) all indebtedness, obligations or other liabilities evidenced by notes, bonds, debentures or other similar instruments, (iii) all reimbursement obligations and other liabilities with respect to letters of credit, banker's acceptances, surety bonds or similar instruments issued for such Person's account, (iv) all obligations to pay the deferred purchase price of property or services, (v) all obligations in respect of capital leases, (vi) all Accommodation Obligations, and (vii) all indebtedness
, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of, such Person (including, without limitation, the principal amount of any assessment or similar indebtedness encumbering any asset).

          "INTEREST EXPENSE" means, for any period, total interest expense of the Borrower, whether paid, accrued or capitalized (including the interest component of capital leases).

          "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or document having similar effect (other than a financing statement filed by a "true" lessor pursuant to Section 9408 of the Uniform Commercial Code) naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

          "MATERIAL ADVERSE EFFECT" means, with respect to a Person, a material adverse effect upon the condition (financial or otherwise), operations, performance or properties of such Person. The phrase "has a Material Adverse Effect" or "will result in a Material Adverse Effect" or words substantially similar thereto shall in all cases be intended to mean "has resulted, or will or could reasonably be anticipated to result, in a Material Adverse Effect", and the phrase "has no (or does not have a) Material Adverse Effect" or "will not result in a Material Adverse Effect" or words substantially similar thereto shall in all cases be intended to mean "does not or will not or could not reasonably be anticipated to result in a Material Adverse Effect".

          "NET OPERATING INCOME" means, at any time with respect to each Real Property, the cash-basis net operating income of such Real Property determined on a basis consistent with the operating statements provided by the Borrower to the Bank prior to the Closing Date.

          "PERSON" means any natural person, employee, corporation, limited partnership, general partnership, joint stock company, limited liability company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any governmental authority.

          "PRUDENTIAL INDEBTEDNESS" means the unsecured Indebtedness of the Borrower to The Prudential Life Insurance Company of America in the original principal amount of $73,000,000.

          "RATING AGENCY" means each of Standard & Poor's Corporation, Moody's Investors Services, Inc., Duff and Phelps, Fitch Investors or such other nationally recognized rating service or services as may be mutually agreed upon by the Borrower and the Bank.

          "REAL PROPERTY" means all improved, income-producing real property owned in fee entirely by the Borrower or a consolidated Affiliate of the Borrower.

          "SECURED INDEBTEDNESS" means all the Borrower Indebtedness that is secured by a Lien on any real property asset of the Borrower.

          "TANGIBLE NET WORTH" means, at any time, shareholders' equity, as shown on the Borrower's financial statements prepared in accordance with GAAP, MINUS intangible assets.

          "TOTAL ASSETS" means, at any time, the book value (net of any applicable reserves) of all tangible assets of the Borrower as shown on its most recent quarterly financial statements prepared in accordance with GAAP.

          "TOTAL LIABILITIES" means (i) all Indebtedness of the Borrower, whether or not such Indebtedness would be included as a liability on the balance sheet of the Borrower in accordance with GAAP, PLUS (ii) all other liabilities of every nature and kind of the Borrower that would be included as liabilities on the balance sheet of the Borrower in accordance with GAAP.

          "TOTAL REAL PROPERTY MARKET VALUE" means, at any time, the aggregate value of all Real Properties as determined using the Current Value Method.

          "UNSECURED INDEBTEDNESS" means Indebtedness of the Borrower not secured by a Lien.

1.   LINE OF CREDIT AMOUNT AND TERMS

     1.1  LINE OF CREDIT AMOUNT.

          (a) During the Availability Period described below, the Bank will provide a line of credit (also referred to as the "Loan") to the Borrower. The amount of the line of credit is Seventy Million Dollars ($70,000,000) (the "Commitment" or the "Maximum Loan Amount").

          (b) This is a revolving line of credit. During the Availability Period, the Borrower may from time to time repay principal amounts (subject to the provisions of Exhibit B to the Note referred to below) and reborrow such principal, subject to compliance with the terms and conditions of the Loan Documents referenced in Section 1.4 below.

          (c) Each advance must be for at least Five Hundred Thousand Dollars ($500,000), or for the amount of the remaining available line of credit if less.

          (d) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Commitment.

     1.2  AVAILABILITY PERIOD.

          The line of credit is available (the "Availability Period") between the date of this Agreement and the Maturity Date (as defined in the Note), subject to the provisions of Section 3.1 below. If there is an Event of Default, then, in addition to the Bank's other remedies, the Bank may terminate the Availability Period and may require the Borrower to repay any amounts outstanding under the line of credit immediately. In addition, if, within the first twelve (12) months of the Availability Period, (a) the Borrower fails to receive a Rating, and (b) the Bank and the Borrower are unable to mutually agree upon an increase in the Applicable Margin to become effective at the end of such twelve-month period, then the Bank may, at any time thereafter by written notice to Borrower, terminate the Availability Period and require the Borrower to repay any amounts outstanding under the line of credit immediately.

     1.3  INTEREST RATE.

          Borrower is executing a promissory note (the "Note") in the amount of the Commitment evidencing the Loan and payable to the Bank. The Note sets forth the interest rate and certain other terms and conditions applicable to the Loan.

     1.4  LOAN DOCUMENTS.

          The "Loan Documents" are the documents indicated below, each dated as of the date of this Agreement unless indicated otherwise. A capitalized term used in this Agreement but not defined herein has the meaning given to such term in the other Loan Documents.

          (a)  This Agreement;

          (b)  The Note;

          (c) The Modification Agreement to Syndicate Loan entered into concurrently herewith;

          (d) The supplemental agency fee and deposit letter executed by the Borrower in favor of the Bank; and

          (e) Corporate Resolution to borrow, certified by the Corporate Secretary of the corporation. The Corporate Resolution shall also contain a Certificate of Incumbency for the authorized signing officers, containing their specimen signatures and certified by the Corporate Secretary.

2.   FEES, EXPENSES

     2.1  FEES.

          (a) COMMITMENT FEE. The Borrower agrees to pay a fee equal to 0.25% of the Commitment, payable in advance. This fee is due on the Closing Date.

          (b) UNUSED COMMITMENT FEE. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average Loan balance maintained during the specified period. The fee will be calculated at 0.125% per year. This fee is due quarterly in arrears until the expiration of the Availability Period and on the Maturity Date, and shall be due and payable not later than fifteen (15) days following the rendering of an invoice therefor by the Bank.

     2.2  EXPENSES AND COSTS.

          (a) Borrower shall pay all costs and expenses incurred by the Bank in connection with the making, disbursement and administration of the Loan, and in the exercise of any of the Bank's rights or remedies under the Loan Documents. Such costs and expenses include legal fees and expenses of the Bank's counsel and any other reasonable fees and costs for services, regardless of whether such services are furnished by the Bank's employees or by independent contractors. The Borrower acknowledges that the other fees payable to the Bank do not include amounts payable by the Borrower under this Section 2.2.

          (b) The Borrower agrees to indemnify the Bank from and hold it harmless against any transfer or documentary taxes, assessments or charges imposed by any governmental authority by reason of the execution, delivery and performance of the Loan Documents. The Borrower's obligations under this
Section 2.2 shall survive payment of the Loan and assignment of any rights hereunder.

3.   DISBURSEMENTS, PAYMENTS AND COSTS

     3.1  REQUESTS FOR CREDIT.

          (a) Each request for an extension of credit shall be made in writing in a manner acceptable to the Bank.

          (b) BORROWING NOTICE. Each draw request shall be made upon the irrevocable written notice of the Borrower (including notice via facsimile confirmed by a mailed copy) pursuant to a Borrowing Notice in the form attached hereto as EXHIBIT A. Each Borrowing Notice shall be submitted to and received by the Bank prior to 9:00 a.m. (California time) at least two (2) Banking Days prior to the specified borrowing date. The truth and accuracy of each statement made in the Borrowing Notice shall be a condition precedent to the advance requested thereunder.

     3.2  DISBURSEMENT AND PAYMENT RECORD.

          Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank.

     3.3  AUTHORIZATION.

          (a) The Bank may honor facsimile instructions for advances or repayments (or for the designation of any optional interest rates that may be permitted by the Note) given by any one of the individuals authorized to sign loan documents on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

          (b) Advances will be deposited in the Borrower's account number 00333 02 305 at the Bank, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

          (c) The Borrower indemnifies and releases the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from any instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and release shall survive this Agreement's termination.

     3.4  BANKING DAYS.

          A Banking Day is defined in the Note. All payments and disbursements which would be due on a day which is not a Banking Day will be due on the next Banking Day. All payments received on a day which is not a Banking Day will be applied to the Loan on the next Banking Day.

4.   CONDITIONS

     The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

     4.1  AUTHORIZATIONS.

          Evidence that the execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized.

     4.2  GOVERNING DOCUMENTS; GOOD STANDING CERTIFICATES.

          A copy of the Borrower's articles of incorporation and bylaws, together with a certificate of good standing for the Borrower from the state where formed and, at the Bank's request, from any other state in which the Borrower is required to qualify to conduct its business.

     4.3  LOAN DOCUMENTS.

          Duly executed Loan Documents.

     4.4  PAYMENT OF FEES.

          Payment of all accrued and unpaid fees and expenses due the Bank as provided for by the Loan Documents.

     4.5  OTHER ITEMS.

          Any other documents and other items the Bank may reasonably require as conditions precedent to this Agreement or any advance.

5.   REPRESENTATIONS AND WARRANTIES

     When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a restatement of each such representation and warranty.

     5.1  ORGANIZATION OF THE BORROWER; GOOD STANDING.

          The Borrower is duly formed and existing under the laws of the state where organized. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with any fictitious name statute.

     5.2  AUTHORIZATION; ENFORCEABLE AGREEMENT.

          This Agreement and the other Loan Documents are within the Borrower's powers, have been duly authorized and do not conflict with any of its organizational documents. The Loan Documents do not conflict with any law, agreement or obligation by which the Borrower is bound. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or document required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

     5.3  FINANCIAL INFORMATION.

          (a) The Form S-4 filed by the Borrower with the Securities and Exchange Commission on December 22, 1995, a copy of which has been previously delivered to the Bank by the Borrower, and all other financial statements and data submitted in writing by the Borrower to the Bank in connection with the request for the Loan, are true and correct, and all such financial statements present fairly the financial condition of the Borrower as at the date thereof and the results of the operations of the Borrower for the period(s) covered thereby, and have been prepared in accordance with generally accepted accounting principles on a basis consistently applied. The Borrower has no knowledge of any liabilities, contingent or otherwise, not reflected in said financial statements, and the Borrower has not entered into any material commitments or material contracts which are not reflected in said balance sheet which may have a Material Adverse Effect on the Borrower. Since said date there have been no changes in the assets or liabilities or financial condition of the Borrower other than changes in the ordinary course of business or resulting from the merger as described in the above referenced Form S-4, and no such changes have been materially adverse changes.

          (b) All financial and other information that has been or will be supplied to the Bank, including the financial statements of the Borrower:

               (i) is sufficiently complete to give the Bank accurate knowledge of the subject's financial condition;

               (ii)  is in form and content as required by the Bank;

               (iii) is in compliance with any government regulations that apply; and

               (iv) does not fail to state any material facts necessary to make the information contained therein not misleading.

All such information (other than Funds From Operations) was and will be prepared in accordance with GAAP, unless otherwise noted.

     5.4  LAWSUITS.

          There is no lawsuit, arbitration, claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the Loan, except as has been previously disclosed in writing to the Bank.

     5.5  TITLE TO ASSETS.

          The Borrower has good and clear title to its assets, and the same are not subject to any Liens other than those disclosed to the Bank in writing.

     5.6  PERMITS, FRANCHISES.

          The Borrower possesses all permits, franchises, contracts and licenses required and all trademark rights, trade name rights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

     5.7  INCOME TAX RETURNS.

          Borrower has filed all tax returns and reports required to be filed and has paid all applicable federal, state and local franchise, income and property taxes which are due and payable. The Borrower has no knowledge of any pending assessments or adjustments of its income taxes or property taxes for any year, except as have been disclosed in writing to the Bank. The Borrower is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

     5.8  ERISA PLANS.

          (a) As used herein, (i) "ERISA" means the Employee Retirement Income Act of 1974, as amended; (ii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to ERISA; and (iii) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the PBGC.

          (b) The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

          (c) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice. No action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA. No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

     5.9  OTHER OBLIGATIONS.

          The Borrower is not in default on any Indebtedness or Contractual Obligation of the Borrower except as has been previously disclosed in writing to the Bank.

     5.10 EVENT OF DEFAULT.

          There is no event which is, or with notice or lapse of time or both would be, an Event of Default hereunder.

     5.11 STATUS AS A REIT.

          The Borrower (i) is a real estate investment trust as defined in
Section 856 of the Code (or any successor provision thereto), (ii) has not revoked its election to be a real estate investment trust, (iii) has not engaged in any "prohibited transactions" as defined in Section 856(b)(6)(iii) of the Code (or any successor provision thereto), and (iv) for its current "tax year" (as defined in the Code) is and for all prior tax years subsequent to its election to be a real estate investment trust has been entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code.

6.   COVENANTS

          The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

     6.1  USE OF PROCEEDS.

          Borrower shall use the proceeds of the Loan only for (a) the funding of costs directly related to the acquisition of apartment projects, or (b) up to a maximum of Fifteen Million Dollars ($15,000,000) at any one time outstanding, general working capital purposes of the Borrower. In complying with the provisions of the foregoing clause (a), the Borrower shall not be required to apply advances under the Loan in direct payment of acquisition costs, but shall be permitted to make draws hereunder by way of reimbursement of acquisition costs previously incurred and funded out of the Borrower's cash reserves.

     6.2  FINANCIAL INFORMATION.

          The Borrower shall provide the following financial information and statements and such additional information as requested by the Bank from time to time:

          (a) As soon as available but not later than ninety (90) days after the Borrower's fiscal year end, the Borrower's annual financial statements including balance sheet, income statement, statement of cash flows and statement of shareholders' equity. These financial statements must be audited (with an unqualified opinion) by the Borrower's CPA and certified by the

Borrower's Chief Financial Officer (or other officer acceptable to the Bank).

          (b) As soon as available but not later than sixty (60) days after each fiscal quarter end, the Borrower's Form 10-Q Quarterly Report, including balance sheet, income statement, statement of cash flows and statement of shareholders' equity. These financial statements must be certified by the Borrower's Chief Financial Officer (or other officer acceptable to the Bank).

          (c) As soon as available but not later than ninety (90) days after the Borrower's fiscal year end, the Borrower's annual two-year financial projection, including balance sheet and income statement, in a format and with such detail as the Bank may require. These projections must be certified by the Borrower's Chief Financial Officer (or other officer acceptable to the Bank).

          (d) Copies of the Borrower's Form 10-K Annual Report, Form 8-K Current Report and all other filings within fifteen (15) days after the date of filing with the Securities and Exchange Commission, and copies of all press releases made by the Borrower.

          (e) As soon as available but not later than sixty (60) days after each fiscal quarter end, the Borrower's quarterly internal management reports (including (i) a schedule of all Debt Service for the prior quarter, (ii) a schedule of Net Operating Income for each Real Property for the preceding four
(4) fiscal quarters, (iii) a schedule listing all Indebtedness secured by a Lien on any real property assets of the Borrower, and (iv) a statement of the number of apartment units (by project and location) under development (as defined in Section 6.4(g)) at fiscal quarter-end. These reports must be certified by the Borrower's Chief Financial Officer (or other officer acceptable to the Bank).

          (f) At the time of the delivery of the financial statements provided for in Sections 6.2(a) and (b), a certificate executed by the Chief Financial Officer of the Borrower certifying compliance with all financial covenants herein, including appropriate supporting schedules, and certifying that to the best of the such officer's knowledge, no Event of Default has occurred and is continuing or would result after notice or passage of time or both or, if any Event of Default has occurred and is continuing or would result after notice or passage of time or both, specifying the nature and extent thereof. Notwithstanding anything to the contrary contained herein and without limiting the Bank's other rights and remedies, if any certificate required under this
Section 6.2 is not provided on or before the due date therefor, the Borrower shall be prohibited from any further borrowing under the line of credit until such certificate is provided.

     6.3  OTHER INFORMATION.

          The Borrower shall provide the Bank:

          (a) Promptly upon, and in any event within forty-eight (48) hours after the Borrower first has actual knowledge of (i) its failing to continue to qualify as a real estate investment trust as defined in Section 856 of the Code (or any successor provision thereof), (ii) any act by the Borrower causing its election to be taxed as a real estate investment trust to be terminated, (iii) any act causing the Borrower to be subject to the taxes imposed by Section 857(b)(6) of the Code (or any successor provision thereto), or (iv) the Borrower failing to be entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code, a notice of any such occurrence or circumstance.

          (b) Such additional financial and other information as the Bank may reasonably request from time to time.

     6.4  FINANCIAL COVENANTS.

          (a) MINIMUM NET WORTH. The Borrower will maintain a Tangible Net Worth of not less than (i) Three Hundred Seventy-Five Million Dollars ($375,000,000) until September 30, 1996, and (ii) Four Hundred Million Dollars ($400,000,000) thereafter.

          (b) INDEBTEDNESS TO TOTAL ASSETS. The ratio of the Borrower's Indebtedness to the sum of (i) Total Real Property Market Value PLUS (ii) Total Assets (excluding Real Property) shall not exceed 0.55:1.

          (c) SECURED INDEBTEDNESS TO TOTAL ASSETS. The ratio of Secured Indebtedness to Total Assets shall not exceed 0.40:1.
          (d) UNENCUMBERED REAL PROPERTY TO UNSECURED INDEBTEDNESS. The ratio of (i) Total Real Property Market Value of all Real Properties not encumbered by any Lien to (ii) total commitments (disbursed and undisbursed) under Unsecured Indebtedness shall not be less than 1.75:1.

          (e) EBITDA TO DEBT SERVICE. The ratio of EBITDA to Debt Service shall not be less than 1.80:1.

          (f)  DISTRIBUTIONS.

               (i) Subject to subparagraph (ii) below, aggregate distributions to shareholders of the Borrower shall not exceed the following, as reported in accordance with GAAP (other than Funds From Operations):

                    (A) as of the end of any fiscal year, distributions shall not exceed ninety-five percent

          (95%) of the Borrower's Funds From Operations for such period; AND

                    (B) at the end of the first, second and third fiscal quarters, distributions shall not exceed, more than once during any fiscal year, one hundred percent (100%), but in no event in excess of one hundred fifteen percent (115%), of the Borrower's Funds From Operations for such period (calculated on a year-to-date basis).

     For purposes of this Section 6.4(f), the term "distributions" shall mean and include all dividends and other distributions to, and the repurchase of shares from, the holder of any equity interests in the Borrower.

               (ii) No distributions shall be made during the continuance of any Event of Default arising out of the Borrower's failure to pay any monetary obligation when due under any Loan Document (a "Monetary Default"). Aggregate distributions during the continuance of any Event of Default other than a Monetary Default shall not exceed the lesser of (A) the aggregate amount permitted to be made during the continuance thereof under subparagraph (i) above, or (B) the minimum amount that the Borrower must distribute to its shareholders in order to maintain compliance with Section
     6.14 below.

          (g) DEVELOPMENT. At no time shall the Borrower have under development apartment units totaling in excess of twenty percent (20%) of the total number of apartment units (excluding such units under development) then owned by the Borrower. For purposes of the foregoing covenant, "development" shall mean all units under construction, at or beyond the foundation stage, within a particular apartment project, until the construction of all units (or discreet phase(s) thereof, if applicable) shall have been completed, certificates of occupancy shall have been issued with respect to such units, and such units shall be available for immediate lease and occupancy in the normal course of business.

          (h) MAXIMUM UNSECURED LINES OF CREDIT. The Borrower shall not permit total commitments (disbursed and undisbursed) with respect to Unsecured Indebtedness under lines of credit to exceed One Hundred Million Dollars ($100,000,000). Further, Borrower shall not enter into any commitment for Unsecured Indebtedness under lines of credit other than under this Agreement and the existing line of credit established by Sanwa Bank (or other commercial bank on similar terms and conditions) in favor of the Borrower in the maximum principal amount of Thirty Million Dollars ($30,000,000).

          (i) UNSECURED INDEBTEDNESS. The Borrower shall not incur any Unsecured Indebtedness other than (i) Indebtedness under revolving lines of credit to the extent permitted under Section 6.4(h) above, and (ii) non- revolving, non-amortizing Indebtedness with a maturity or call date not earlier than five (5) years after the Maturity Date under the Note in effect at the time such Indebtedness is incurred; provided, however, that the foregoing amortization restriction shall not apply to amortization required, as of the date of this Agreement, under the Prudential Indebtedness.

          (j) CALCULATION. Each of the foregoing ratios and financial requirements shall be calculated as of the last day of each fiscal quarter, but shall be satisfied at all times.

     6.5  TAXES AND OTHER LIABILITIES.

          The Borrower shall pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and all its other liabilities at any time existing, except to the extent and so long as:

          (a) The same are being contested in good faith and by appropriate proceedings in such manner as not to cause any Material Adverse Effect on the Borrower or the loss of any right of redemption from any sale thereunder; and

          (b) The Borrower shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) adequate with respect thereto.

     6.6  NOTICES TO THE BANK.

          The Borrower shall promptly notify the Bank in writing of:

          (a) any Event of Default hereunder or any event which would become an Event of Default hereunder upon the giving of notice, the lapse of time, or both;

          (b) any single lawsuit or arbitration claiming over Two Hundred Fifty Thousand Dollars ($250,000), and lawsuits or arbitrations collectively claiming over One Million Dollars ($1,000,000), against the Borrower, provided that the foregoing shall not apply to the litigation disclosed in the Form S-4 referred to in Section 5.3(a) above;

          (c) any significant dispute between the Borrower and any government authority; and

          (d) any event, circumstance or condition which may have a Material Adverse Effect on the Borrower.

     6.7  AUDITS; BOOKS AND RECORDS.

          The Borrower shall maintain adequate books and records and allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower hereby authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

     6.8  COMPLIANCE WITH LAWS.

          The Borrower shall comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

     6.9  PRESERVATION OF RIGHTS.

          The Borrower shall maintain and preserve all rights, privileges, and franchises the Borrower now has.

     6.10 MAINTENANCE OF PROPERTIES.

          The Borrower shall make repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

     6.11 INSURANCE.

          The Borrower shall maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and each of its Affiliates operate and maintain such other insurance and coverages as may be reasonably required by the Bank. All such insurance shall be in form and amount and with companies satisfactory to the Bank. Upon the Bank's request, the Borrower shall furnish the Bank with a copy of the policy or binder of all such insurance and continuing evidence that such insurance remains in force at applicable renewal dates.

     6.12 ERISA PLANS.

          The Borrower shall give prompt written notice to the Bank of the occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice; any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under
Section 4041 of ERISA; any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA; or the commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

     6.13 ADDITIONAL NEGATIVE COVENANTS.

          The Borrower shall not, without the Bank's written consent:

          (a) Merge or dissolve into, or consolidate with, any Person, except mergers and consolidations (i) which result in the Borrower being the surviving entity, (ii) which do not have a Material Adverse Effect on the Borrower, and
(iii) which do not result in the Borrower, following the consummation of such merger or consolidation, being in default under any term or condition of this Agreement. The Borrower shall not sell, lease, transfer, encumber or otherwise dispose of all or any substantial part of its properties or assets, whether in a single transaction or series of transactions, if such sale, lease, transfer, encumbrance or other disposition would cause a Material Adverse Effect on the Borrower;

          (b) Except for any such amendment that is required under any requirement of law imposed by any governmental authority or in order to maintain compliance with Section 6.14, amend its articles of incorporation or by-laws except (i) upon at least ten (10) Banking Days' prior written notice to the Bank, AND (ii) if the Bank notifies the Borrower within such 10-day period that such amendment is, in Bank's reasonable judgment, a material amendment, with the prior written consent of the Bank;

          (c)  suspend its business activity for more than two days; or

          (d) use any proceeds of the Loan, directly or indirectly, to purchase or carry, or reduce or retire any loan incurred to purchase or carry any "Margin Stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

     6.14 CONTINUED STATUS AS A REIT; PROHIBITED TRANSACTIONS.

          The Borrower (i) will continue to be a real estate investment trust as defined in Section 856 of the Code (or any successor provision thereto), (ii) will not revoke its election to be a real estate investment trust, (iii) will not engage in any "prohibited transactions" as defined in Section 856(b)(6)(iii) of the Code (or any successor provision thereto), and (iv) will continue to be entitled to a dividend paid deduction meeting the requirements of Section 857 of the Code.

     6.15 NYSE LISTED COMPANY.

          The common stock of the Borrower shall at all times be listed for trading and be traded on the New York Stock Exchange.

     6.16 CONDUCT OF BUSINESS.

          The Borrower shall engage primarily in the business of direct ownership, operation and acquisition or development for its own account of apartment projects located in the Western United States (which shall be understood to mean Colorado and States westward); provided, however, that the foregoing shall not restrict either the Borrower's continued ownership and operation of assets owned as of the Closing Date or other business activities of the Borrower reasonably incidental to business activities otherwise permitted under this Section 6.16.

     6.17 COOPERATION.

          The Borrower shall take any action reasonably requested by the Bank to carry out the intent of the Loan Documents.

7.   COLLATERAL

     This line of credit is unsecured.

8.   DEFAULT

     If any of the following events occurs (an "Event of Default"), the Bank may declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. However, if a bankruptcy petition is filed with respect to the Borrower, the entire debt outstanding under this Agreement shall automatically be due immediately.

     8.1  FAILURE TO PAY.

          The Borrower fails to make a payment due under the Loan Documents within fifteen (15) days after the date when due.

     8.2  FALSE INFORMATION.

          The Borrower has given the Bank false or misleading information or representations.

     8.3  BANKRUPTCY.

          The Borrower files a bankruptcy petition or makes a general assignment for the benefit of creditors, or a bankruptcy petition is filed against the Borrower. The default will be deemed cured if any bankruptcy petition filed against the Borrower is dismissed within a period of forty-five (45) days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

     8.4  RECEIVERS.

          A receiver or similar official is appointed for the Borrower's business, or the business is terminated.

     8.5  LAWSUITS.

          Any lawsuit(s) or arbitration(s) are initiated against the Borrower involving claims exceeding in the aggregate Fifty Million Dollars ($50,000,000) or more at any one time in excess of any insurance coverage.

     8.6  JUDGMENTS.

          Any judgment or arbitration award is entered against the Borrower, or the Borrower enters into any settlement agreement with respect to any litigation, claim or arbitration, in an aggregate amount of Ten Million Dollars ($10,000,000) or more in excess of any insurance coverage.

     8.7  ERISA PLANS.

          The occurrence of any of the following event(s) with respect to the Borrower, provided such event(s) could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which in the aggregate could have a Material Adverse Effect on the Borrower with respect to a Plan:

          (a) A reportable event occurs with respect to a Plan which in the reasonable judgment of the Bank may result in the termination of such Plan for purposes of ERISA.

          (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.

     8.8  GOVERNMENT ACTION.

          Any government authority takes action that the Bank believes could have a Material Adverse Effect on the Borrower.

     8.9  MATERIAL ADVERSE CHANGE.

          Any event, circumstance or condition shall occur which the Bank believes could have a Material Adverse Effect on the Borrower.

     8.10 OTHER BREACH UNDER THIS AGREEMENT OR OTHER LOAN DOCUMENTS.

          The Borrower fails to meet the conditions of or fails to perform any obligation under any term of this Agreement or any other Loan Document not specifically referred to in this

Article 8. If, in the Bank's opinion, the breach is capable of being remedied , the breach will not be considered an Event of Default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

     8.11 CROSS-DEFAULT.

          Any default occurs under any agreement in connection with any credit the Borrower or any of the Borrower's related entities or Affiliates has obtained from the Bank or any other creditor, or which the Borrower or any of the Borrower's related entities or Affiliates has guaranteed, if the default consists of a failure to make a payment when due or gives the creditor the right to accelerate the obligation.

9.   ENFORCING THIS AGREEMENT; MISCELLANEOUS

     9.1  REMEDIES.

          If an Event of Default occurs under the Loan Documents, the Bank may exercise any right or remedy which it has under any of the Loan Documents or which is otherwise available at law or in equity. All of Bank's rights and remedies shall be cumulative. At Bank's option, exercisable in its sole discretion, all of the Borrower's obligations under the Loan Documents will become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind.

     9.2  CALIFORNIA LAW.

          This Agreement is governed by California law but without regard to the choice of law rules of California.

     9.3  ARBITRATION.

          (a) MANDATORY ARBITRATION. Except as provided below, any controversy or claim between or among the parties, including those arising out of or relating to this Agreement or the other Loan Documents and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

          (b) PROVISIONAL REMEDIES, SELF-HELP AND FORECLOSURE. No provision of this Agreement shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration.

     9.4  PRESENTMENT, DEMANDS AND NOTICE.

          The Bank shall be under no duty or obligation to make or give any presentment, demands for performances, notices of nonperformance, protests, notices of protest or notices of dishonor in connection with any obligation or indebtedness under the Loan Documents.

     9.5  INDEMNIFICATION.

          The Borrower shall indemnify, save, and hold harmless the Bank and its directors, officers, agents and employees (collectively the "Indemnitees") from and against:

          (a) Any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, charges, expenses or disbursements (including attorneys' fees) of any kind with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents, and the transactions contemplated hereby, and with respect to any investigation, litigation or proceeding related to this Agreement, the other Loan Documents, the Loan or the use of the proceeds thereof, whether or not any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnitee.

          (b) Any and all writs, subpoenas, claims, demands, actions, or causes of action that are served on or asserted against any Indemnitee (if directly or indirectly related to a writ, subpoena, claim, demand, action, or cause of action against the Borrower or any Affiliate of the Borrower); and any and all liabilities, losses, costs, or expenses (including attorneys' fees) that any Indemnitee suffers or incurs as a result of any of said matters.

          The obligations of the Borrower under this Section 9.5 shall survive payment of the Loan and assignment of any rights hereunder.

     9.6  ATTORNEYS' FEES.

          In the event of a lawsuit or arbitration proceeding, including any tort proceeding, between or among the parties hereto, the prevailing party is entitled to recover costs and reasonable attorneys' fees (including any allocated costs of in-house counsel) incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.

     9.7  NOTICES.

          All notices required under this Agreement shall be personally delivered, sent by facsimile or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

     9.8  SUCCESSORS AND ASSIGNS.

          This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement or the other Loan Documents without the Bank's prior consent. The Bank may sell participations in or assign this Loan, and may provide financial information about the Borrower to actual or potential participants or assignees, without notice to or consent of the Borrower. Concurrent with any assignment or participation by the Bank, the Borrower will, at the Bank's request, deliver an opinion of counsel in form and substance reasonably satisfactory to the Bank.

     9.9  NO THIRD PARTIES BENEFITED.

          This Agreement is made and entered into for the sole protection and benefit of the Bank and the Borrower and their successors and assigns. No trust fund is created by this Agreement and no other persons or entities shall have any right of action under this Agreement or any right to the Loan funds.

     9.10 INTEGRATION; RELATION TO ANY LOAN COMMITMENT; HEADINGS.

          The Loan Documents (a) integrate all the terms and conditions in or incidental to this Agreement, (b) supersede all oral negotiations and prior writings with respect to their subject matter, including any loan commitment to the Borrower, and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in those documents and as the complete and exclusive statement of the terms agreed to by the parties. No representation, understanding, promise or condition shall be enforceable against any party unless it is contained in the Loan Documents. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other agreement or instrument, including any other Loan Document, the terms, conditions and provisions of this Agreement shall prevail. Headings and captions are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement. The exhibit(s) to this Agreement are hereby incorporated in this Agreement.

     9.11 INTERPRETATION.

          (a) Time is of the essence in the performance of this Agreement by the Borrower.

          (b) The word "include(s)" means "include(s), without limitation," and the word "including" means "including but not limited to." No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Agreement.

          (c) Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP. All references herein to the Borrower or any other Person, in connection with any financial or related covenant, representation or calculation, shall be understood to mean and refer to the Borrower and such other Person on a consolidated basis in accordance with GAAP, unless otherwise specifically provided and subject in all events to any adjustments herein set forth.

          (d) Any time the phrase "to the best of the Borrower's knowledge" or a phrase similar thereto is used herein, it means: "to the actual knowledge of the then officers of the Borrower, after reasonable inquiry of those agents, employees or contractors of the Borrower who could reasonably be anticipated to have knowledge with respect to the subject matter or circumstances in question and after review of those documents or instruments which could reasonably be anticipated to be relevant to the subject matter or circumstances in question."

          (e) In each case where the consent or approval of the Bank is required, or Bank's non-obligatory action is requested by the Borrower, such consent, approval or action shall be in the sole and absolute discretion of the Bank, unless otherwise specifically indicated.

          (f) Any time the word "or" is used herein, unless the context otherwise clearly requires, it has the inclusive meaning represented by the phrase "and/or". The words "hereof", "herein", "hereby", "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement unless otherwise specified. Any reference in this Agreement to this Agreement or to any other Loan Document includes any and all amendments, modifications, supplements, renewals or restatements thereto or thereof, as applicable.

     9.12 SEVERABILITY; WAIVERS; AMENDMENTS.

          This Agreement may not be modified or amended except by a written agreement signed by the parties. Any consent or waiver under this Agreement must be in writing. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. If the Bank waives a default, it may enforce a later default. No waiver shall be construed as a continuing waiver. No waiver shall be implied from Bank's delay in exercising or failure to exercise any right or remedy against the Borrower. Consent by the Bank to any act or omission by the Borrower shall not be construed as a consent to any other or subsequent act or omission or as a waiver of the requirement for Bank's consent to be obtained in any future or other instance. The Bank retains all of its rights and remedies, even if it makes an advance after a default.

     9.13 COUNTERPARTS.

          This Agreement may be executed in counterparts each of which, when executed, shall be deemed an original, and all such counterparts shall constitute one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.

Bank:                              Borrower:

BANK OF AMERICA NATIONAL           BRE PROPERTIES, INC.
TRUST AND SAVINGS ASSOCIATION

By____________________________     By _________________________
     Janice L. Sears                    Frank C. McDowell
     Vice President                     President and Chief
                                        Executive Officer


                                   By _________________________
                                        LeRoy E. Carlson
                                        Secretary and Chief
                                        Financial Officer

Address where notices to           Address where notices to
the Bank are to be sent:           the Borrower are to be sent:

Bank of America National Trust     BRE Properties, Inc.
  and Savings Association          One Montgomery Street
Commercial Real Estate             Telesis Tower, Suite 2500
  Services/National                San Francisco, CA 94104
  Accounts 9105                    Attn: LeRoy E. Carlson
50 California Street               Phone:  (415) 445-6561
11th Floor                         Fax:  (415) 445-6505
San Francisco, CA  94111
Attention: Janice L. Sears
Phone:  (415) 445-4448
Fax:  (415) 445-4154

                                    EXHIBIT A
                                BORROWING NOTICE

                           ___________________, 199__


Bank of America National Trust
  and Savings Association
Commercial Real Estate
  Services Division 8940
50 California Street
11th Floor
San Francisco, CA  94111
Attention: Carol Lynn Yee


Re: Line of Credit Loan Agreement dated as of April 4, 1996 (the "Agreement") between BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("Bank") and BRE PROPERTIES, INC. ("Borrower")


Dear  __________________:


          Reference is made to the Agreement. Capitalized terms used in this Borrowing Notice without definition have the meanings specified in the Agreement.

          Pursuant to the Agreement, notice is hereby given that the Borrower desires that the Bank make the advance described in attached SCHEDULE 1 (the "Advance"). The Borrower and the undersigned Officer of the Borrower hereby certify that:

          (1) COMMITMENT. The outstanding amount of the Line of Credit shall not, after giving effect to the making of the Advance, exceed the Commitment;

          (2) REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Borrower contained in the Agreement and the other Loan Documents are true and correct as of the date hereof and shall be true and correct on the date of the Advance, both before and after giving effect to the Advance; provided, however, that the representations and warranties of the Borrower set forth in the Agreement regarding financial statements shall be deemed to be made with respect to the financial statements most recently delivered to the Bank pursuant to the Agreement;

          (3) NO EVENT OF DEFAULT. No Event of Default exists as of the date hereof or will result from the making of the Advance or would result after notice or passage of time or both;

          (4) USE OF PROCEEDS. The proceeds of the Advance will be used only as permitted by the Agreement; and

          (5) NO MATERIAL ADVERSE EFFECT. No event, circumstance or condition, which could have a Material Adverse Effect on the Borrower, has occurred since the date of the Agreement.

          Enclosed are the documents and information, if any, requested by the Bank with respect to use of proceeds as a condition to this Advance.


                                                 BRE PROPERTIES, INC.


                                                 By: __________________________
                                                 Its: _________________________

                                                                      SCHEDULE 1
                                                             to Borrowing Notice


                                REQUESTED ADVANCE



1.   AMOUNT OF REQUESTED ADVANCE:                               $_______________
     (must be $500,000 or more)

2.   PURPOSE OF ADVANCE*: ____________________________________________________
     _________________________________________________________________________
     _________________________________________________________________________
     _________________________________________________________________________
     ______________




















     _____________________
     * See Section 6.1; specify acquisition costs for designated apartment project or general working capital purposes.